Exhibit 10.iii

The Mosaic Company Atria Corporate Center 3033 Campus Drive—E490 Plymouth, MN 55441 www.mosaicco.com	Tel (763) 577-2700 Fax (763) 577-2860

May 29, 2014

Anthony T. Brausen

6485 Virginia Drive

Excelsior, MN 55331

RE:	Retention Bonus

Dear Tony:

It is an exciting time for Mosaic and you play a key role in the critical growth of our business. The world in which we operate is changing and I believe that together, we can take Mosaic’s brand, reputation, and community leadership to the next level. Mosaic wishes to assure that you provide services for Mosaic through at least June 1, 2015. In exchange for your providing services through that date, Mosaic will pay you a cash retention bonus of $1,000,000 (gross) on June 1, 2015, subject to the terms of this agreement.

Specific Retention Bonus Terms

The following terms and requirements must be met to receive the bonus:

•	Employment Status – You must remain a full-time salaried Mosaic employee from today’s date until June 1, 2015 (the “performance period”) to be eligible for the bonus, except as provided under the Separation provision below. If you are on a leave of absence (due to an illness, disability, etc.) during the performance period but continue to be employed by Mosaic, the bonus will be calculated as set forth under the Leave of Absence provision below. (If you are able to perform your assigned duties and Mosaic places you on leave, your bonus will not be pro-rated.)

•	Leave of Absence – If the cumulative number of days of leave during the performance period is 90 calendar days or less, then you will receive the entire bonus, subject to the other terms of this agreement. If the cumulative number of days of leave during the performance period is more than 90 calendar days, then you will receive a pro-rated bonus based on the number of days of active employment during the performance period (assuming there are more than 90 days of active employment).

•	Satisfactory Performance – Mosaic retains discretion to reduce the bonus in the event your job performance during the performance period is determined to be unsatisfactory or fails to meet expected standards (based on standard of “improvement required” as used in Mosaic’s annual EDGE performance evaluation process).

•	Separation –

(1)	If Mosaic terminates you during the performance period for Cause or you resign your employment with Mosaic for reasons other than Good Reason you will not receive the bonus.

(2)	If you terminate employment prior to payment of the bonus and the reason constitutes Good Reason, you will receive the bonus provided you sign and do not rescind the General Release of Claims in Exhibit A attached to the Senior Management Severance and Change in Control Agreement between Mosaic and you dated April 1, 2014 or any successor thereto (“Senior Management Severance Agreement”).

(3)	If you die or become disabled (as defined in Mosaic’s long term disability plan) before payment of the bonus, you (or, in the event of your death, your estate) will receive a pro-rated bonus based on the number of days of active employment during the performance period.

Anthony T. Brausen

May 29, 2014

For purposes of this agreement only, the term “Cause” shall have the same meaning as defined in the Senior Management Severance Agreement. For purposes of this agreement only, the term “Good Reason” shall have the meaning as defined in the Senior Management Severance Agreement (including the timing requirements) as modified by the next sentence. Should Mosaic determine that a reorganization or reduction of your authority, duties, or responsibilities is appropriate before the payment of the bonus, you agree that any such reorganization or reduction of your authority, duties, or responsibilities will not be Good Reason for purposes of this agreement. In all events, if a bonus is paid, the bonus will be paid on June 1, 2015.

•	Impact on 401(k) Plan and Nonqualified Plan – The bonus will not be considered compensation for purposes of determining benefits under Mosaic’s 401(k) plan or nonqualified plan.

•	Agreement Regarding Interaction of this Agreement and the Senior Management Severance Agreement – You agree that if you are paid a bonus (including a pro-rated bonus) under this agreement and there has been or is a reorganization or reduction in your authority, duties, or responsibilities up through the date the bonus is paid, you will not assert that change as Good Reason under the Senior Management Severance Agreement and will not seek to collect a payment under that agreement due to such a change. However, if you have not yet received and agree not to seek the bonus under this agreement, and there is a reorganization or reduction in your authority, duties, or responsibilities, you may seek to obtain a payment due to Good Reason under the Senior Management Severance Agreement (subject to the terms of that agreement).

•	Confidentiality – You agree to keep the terms and conditions of this agreement and any information exchanged or obtained in connection with this agreement confidential and proprietary. Notwithstanding the foregoing, it shall not be a breach of this agreement for you to disclose the terms and provisions of this Agreement to your legal, financial and tax advisors, and family, provided they agree to keep and comply with this Confidentiality provision. It will also not be considered a breach of this Confidentiality provision if, pursuant to a legal requirement or process, you are required to disclose the existence or terms of this agreement. This Confidentiality provision will be null and void if the existence or terms of this agreement are disclosed as part of a securities law filing or broadly disseminated by Mosaic to the public.

Taxes and Section 409A

The bonus payment is subject to income and employment taxes. This agreement shall be interpreted in a manner that complies with section 409A and guidance under section 409A (collectively “section 409A”). Notwithstanding the foregoing, although the intent is to comply with section 409A, you are responsible for all taxes and penalties under this agreement.

Successors

This agreement shall be binding upon and inure to the benefit of Mosaic’s successors and assigns.

Modification and Survival

This agreement may only be amended by a further written agreement between Mosaic and you. The obligations set forth in this agreement shall survive the termination of this agreement.

Conclusion

By signing below, you indicate you have read and understood the terms of this agreement and that you agree to the terms of this agreement.

/s/ Anthony T. Brausen
Anthony T. Brausen

5/29/14
Date

Best regards,

/s/ L. Stranghoener

Larry Stranghoener

Executive Vice President, Chief Financial Officer

The Mosaic Company Atria Corporate Center 3033 Campus Drive – E490 Plymouth, MN 55441 www.mosaicco.com	Tel (763) 577-2700 Fax (763) 577-2860

May 29, 2014

Anthony T. Brausen

6485 Virginia Drive

Excelsior, MN 55331

RE:	Retention Bonus

Dear Tony

In the event your role and/or job responsibilities change while you are employed with Mosaic, this letter is confirmation that you will keep your Senior Vice President officer title.

Best Regards,

/s/ L. Stranghoener

Larry Stranghoener

Executive Vice President, Chief Financial Officer

c: Personnel File